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                                                                  EXHIBIT 10.90


CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.


Warner-Lambert Company                                       September 21, 1998
2800 Plymouth Road
Ann Arbor, Michigan 48105

Attn:    Vice President & Chairman
         Parke-Davis Pharmaceutical Research

         COLLABORATION AGREEMENT BETWEEN WARNER-LAMBERT COMPANY AND SEQUANA THERAPEUTICS, INC. (DBA AXYS PHARMACEUTICALS, INC.) DATED OCTOBER 31, 1997 ("AGREEMENT")

Dear Sir/Madam:

We refer to the Agreement and confirm that it is the mutual agreement of the parties to amend the Agreement to delete Exhibit A in its entirety and replace it with the new Exhibit A attached hereto.

In addition, the parties have further agreed that all references in the Agreement to BioAgent DB and SequaSearch shall be deemed to be references to the Target Validation System (TVS) as described in new Exhibit A.

We are enclosing duplicate copies of this letter. If the above is acceptable to you, please have the copies signed on behalf of the Warner-Lambert Company by a duly authorized signatory and return one fully signed copy to us for our records.

Sincerely,


/s/  DANIEL H. PETREE
-----------------------------------
Daniel H. Petree
President & Chief Operating Officer


Accepted this 30 day of September, 1998
Warner-Lambert Company


/s/ RONALD M. CRESSWELL
-----------------------------------
Per:     Prof. Ronald M. Cresswell, Ph.D., Hon.D.Sc., FRSE
Title:   Vice President and Chairman
         Parke-Davis Pharmaceutical Research
         Warner Lambert Company

cc:      Warner-Lambert Company
         Attn:    Vice President, General Counsel


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                                    EXHIBIT A

                               SEQUANA TECHNOLOGY


This exhibit provides details regarding the Sequana Technology that is defined in Section 1.43 of the Agreement. Elements of Sequana Technology are:

         Target Validation Support System
         PD LIMS
         High-throughput DBA sequencing  protocols
         High-throughput genotyping protocols
         Micro-Array technology protocols

Each of these elements is described in more detail below. In addition, for each element, the following information is provided as appropriate:

         A description of "establishment" of the technology at Warner under
         Section 5.2 of the Agreement that is required to be complete before payment of the Technology Access Fee.

         Additional technology that will be established at Warner under this Agreement but which is not required to be complete as a condition for payment of the Technology Access Fee.

         A discussion of the level of support that will be provided to Warner as a part of this Agreement.

TARGET VALIDATION SUPPORT SYSTEM (TVS)

TVS is designed to provide a convenient system to integrate and curate the key public and proprietary information that supports the association of a candidate gene with a disease state or validates a gene product as a drug target. One goal of TVS is to automate the integration of public data with proprietary data. Another goal is to permit the integration of TVS with various systems and research processes (including high-throughput processes) that identify and populate the system with potential targets.

TVS consists of a gemstone database with a java user interface. The interface is a java applet which is launched from Netscape or Internet Explorer. TVS will run on Windows NT, Windows 95 and SUN Unix systems.



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TVS for the Field will be housed at Sequana and a mechanism will be put in place to provide Warner's Ann Arbor, MI research facility access to the data. Sequana will transfer the TVS system in September 1998 to the Warner Alameda, CA research facility for utilization within Warner in other disease areas. Researchers at other Warner facilities will have access to the version of TVS installed at Alameda via the Warner intranet.

[*]

Analysis subsystem of TVS

[*]

Required Hardware [*]

The original SequaSearch modules that were part of BioAgentDB are detailed in the attached Appendix, [*]

TVS will be "established" at Warner for the purposes of Section 5.2 of the Agreement upon achievement of installation of TVS 1.0 as described above [*]. To verify installation, Sequana will perform a series of basic functionality tests directed at the core functionality in collaboration with Warner Lambert staff. This release will satisfy the payment of the access fee. Sequana will transfer to Warner TVS 2.0 when completed, [*] This release is not tied to the license access fee.
         TVS will be supported in the following manner at Warner:

         (a) At least one Warner employee will be designated the "Super User" and will be trained at Sequana on the full functionality of TVS.

         (b) At least one Warner employee will be designated "Systems Support" and will be trained at Sequana on the systems support issues related to TVS (i.e. UNIX, Mac, Windows, web server system administration).

         (c) The Super User will handle all user and data support issues and questions that arise at Warner.

         (d) The System Support personnel will handle all system support issues and questions that arise at Warner.

         (e) Any questions or problems that the Super User or System Support cannot resolve will be forwarded to the Sequana Help Desk which will be open Monday - Friday, 7 AM to 5 PM PST and staffed by qualified personnel.

         (f) Sequana guarantees a response to (but not necessarily complete resolution of any Warner inquiry within 24 hours, and Sequana and Warner will cooperate to promptly resolve any such question or problem.



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         (g) Customization of TVS will be done by Warner, or by Sequana under a separate contract arrangement. However, any changes to the source code that are made by Warner that result in incompatibilities with future upgrades provided by Sequana will be the responsibility of Warner to resolve.

PD LIMS

The PD LIMS system is the non-microsatellite genotyping components of the Sequana LIMS system that are necessary to perform basic phenotype/genotype correlations. [*]

PD LIMS will be "established" at Warner for the purposes of Section 5.2 of the Agreement upon achievement of the following:

         Installation of the database schema and lookup tables on the Warner Sybase server at Warner facility Installation of the 4D server at Warner facility Installation of the Web Server at Warner facility Installation of 4D client software on DNA intake clients and up to four
         (4) additional clients at Warner facility.

Additional installation efforts at Warner related to PD LIMS that are required under this agreement but which will not be necessary before the payment of the License Access Fee described in Section 5.2 include: Super User and System Support on-site training and support during initial installation.

[*]

         PD LIMS will be supported in the following manner at Warner:

         (a) At least one Warner employee will be designated the "Super User" and will be trained at Sequana on the full functionality of PD LIMS.

         (b) At least one Warner employee will be designated "Systems Support" and will be trained at Sequana on the systems support issues related to PD LIMS (i.e. UNIX, Sybase, Mac administration).

         (c) The Super User will handle all user and data support issues and questions that arise at Warner.

         (d) The System Support personnel will handle all system support issues and questions that arise at Warner.

         (e) Any questions or problems that the Super User or System Support cannot resolve will be forwarded to the Sequana Help Desk which will be open Monday - Friday, 7 AM to 5 PM PST and staffed by qualified personnel.




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         (f) Sequana guarantees a response to but not necessarily complete resolution of any Warner inquiry within 24 hours and Sequana and Warner will cooperate to promptly resolve any such question or problem.

         (g) Customization of PD LIMS will be done by Warner, or by Sequana under a separate contract arrangement. However, any changes to the source code that are made by Warner that result in incompatibilities with future upgrades provided by Sequana will be the responsibility of Warner to resolve.


Year 2000 compliance of both TVS and PD-LIMS
Sequana further represents and warrants that the Software Products are Year 2000 compliant and in no case do the Software Products use or depend on two digit strings for storage or computation of dates or times; provided, however, that if dates from legacy applications are imported non-compliance may result unless the legacy application provides year 2000 compliant dates as inputs to the Software Products.

High-throughput DNA Sequencing

Sequana has established a high-throughput, high accuracy DNA sequencing laboratory through the development and utilization of several novel sequencing strategies and systems. Strict quality control procedures are developed and built in each and every important step of high throughput sequence production to ensure maximum efficiency and accuracy.

Sequana will transfer to Warner Sequana's DNA sequencing Standard Operating Procedures (SOPs) and provide on-site training of up to three person-weeks total. The SOPs to be transferred to Warner include:

         [*]

Installation of high-throughput sequencing at Warner under Section 5.2 of the agreement will be considered to be achieved upon transfer of the SOPs and completion of the training at Sequana.

Sequana is not obligated to provide Warner with additional consulting services or support with respect to DNA sequencing.

High throughput genotyping

Sequana has established a high-throughput, high accuracy polymorphism detection and non-microsatellite genotyping laboratory through the development and utilization of several molecular systems. Sequana will transfer to Warner Sequana's non-microsatellite polymorphism detection and genotype determination Standard Operating Procedures (SOPs) outlined below and provide on-site training of Warner scientists for up to three person weeks total. The SOPs to be transferred to Warner include:





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         [*]

Installation of high throughput genotyping at Warner under Section 5.2 of the agreement will be considered to be achieved upon transfer of the SOPs and completion of the training at Sequana.

Sequana is not obligated to provide Warner with additional consulting services or support with respect to high-throughput genotyping.


Micro-Array Protocols

Sequana is a participant in the Molecular Dynamics/Amersham Microarray Technology Access Program. As a member of the Early Access Program, Sequana is gaining considerable lead time in the utilization and development of the MD/Amersham Microarray System ("System"). [*] During this period, the Microarray Group within Sequana will be focusing on extending the capabilities of the System in collaboration with MD/Amersham as follows:

                  [*]
         -        Optimizing the immobilization chemistry and labeling protocols to detect rare mRNAs from small quantities of tissue;
         -        Adapting the Microarray System to work in the "Northern" mode
                  (useful in monitoring the expression of a set of genes in a large number of tissue samples) in as well as the more common "reverse Northern" mode;
         - Developing proprietary bioinformatics tools to analyze the data generated by the System and present results in a queriable, user-friendly front-end.

As part of the technology transfer to Warner, Sequana will transfer operating know-how related to the System to the extent that it is permitted under the agreement with Molecular Dynamics/Amersham. The objective of this sharing of proprietary know-how is to allow Warner to better evaluate the unique features of this System with respect to the other commercially available chip-based technologies for gene expression studies. Based on the terms of its agreement with Molecular Dynamics/Amersham, Sequana will be able to share data generated by the System with Warner anytime after January 1, 1998.

It will not be necessary to transfer the micro-array protocols to Warner as a condition for payment of the License Access Fee described in Section 5.2 of the Agreement.



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                              APPENDIX TO EXHIBIT A

The following are descriptions of the original SequaSearch modules that were a part of BioAgent DB along with their status in TVS.

VIRTUAL-LIBRARIAN

     "Monitors the PubMed literature which pertains to a disorder of interest. The information is then retrieved, reformatted, parsed and deposited into the BioAgentDB. The agent distinguishes new literature from previously reported literature. E-mail alerts (with URLs) are sent to the scientists informing them when new information becomes available. PubMed is a National Library of Medicine ("NLM") web-based product which provides free access to MEDLINE which is the NLM's database of bibliographic citations (e.g., authors, title, and journal reference) and author abstracts from about 3,800 biomedical journals."

     [*]

CANDIDATEVL

     "Monitors the literature (PubMed) pertaining to candidate genes which are in common with the disorder. The information is then retrieved, reformatted, parsed and deposited into the BioAgentDB with hyperlinks to the candidate gene. The agent distinguishes new literature from previously reported literature. E-mail alerts (with URLs) are sent to the scientists informing them when new information becomes available."

     [*]

ESTAGENT


     "Monitors the National Center of Biotechnology Information ("NCBI") Integrated Gene Map for sequences which are newly mapped to genomic regions of interest (such as a linkage region). It retrieves the mapped sequences together with higher resolution mapping information, flanking markers, and possible identification of the mapped sequences. This information is automatically retrieved, reformatted, and deposited in the BioAgentDB such that genomic maps are automatically generated. The NCBI's Integrated Gene Map is a map of more than 16,000 human genes which have been mapped relative to a gramework map that contains about 1000 polymorphic genetic markers. This gene map unifies the existing genetic and physical maps with the nucleotide and protein sequence database."



     [*]



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GENEINTEGRATOR

     "Monitors Swiss-Prot and GenPept for new biological attributes (site of expression, map location, function, developmental stage, polymorphisms) of candidate genes. It automatically retrieves, reformats, parses, and deposits the information into the candidate gene record in BioAgentDB."

     [*]

GENEWIZARD


     "Monitors sequence databases for new matches to sequences of interest and reports those which meet threshold requirements. GeneWizard is currently under development."



     [*]

TRANSCRIPTSCANNER


     "Monitors the UniGene database at the National Center for Biotechnology Information for clones and mapped EST contigs for those connected with a disorder of interest. TranscriptScanner is currently under development."



     [*]

SYNTENYAGENT

     "Monitors the mouse genome databases for genes that are syntenic with regions of interest in the human genome. SyntenyAgent is currently under discussion."

     [*]




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